Exhibit 99.1

Sovereign Specialty Chemicals Reports Operating Results for the Third Quarter of 2004

    CHICAGO--(BUSINESS WIRE)--Nov. 11, 2004--Sovereign Specialty Chemicals, Inc. announced today its operating results for the three months ended Sept 30, 2004. Net sales were $106.6 million compared to $98.7 million for the three months ended September 30, 2003. Operating income was $12.1 million in the third quarter of 2004 compared to $10.1 million in the prior year. EBITDA (defined as operating income plus depreciation and amortization) on an as-reported basis was $14.3 million in the current quarter compared to $12.3 million in the three months ended September 30, 2003. The operating results for the three months ended September 30, 2004 and 2003 include the impact of costs not expected to occur in the future as detailed in the reconciliation contained in this release. As adjusted for these costs, operating income was $12.1 million for the third quarter of 2004 compared to $10.2 million for 2003, while EBITDA was $14.4 million for the third quarter of 2004 compared to $12.4 million in 2003. Similarly, for the nine months ended September 30, 2004, operating income was $34.5 million compared to $27.0 million for 2003, and EBITDA for the nine months ended September 30, 2004 was $41.4 million compared to $33.6 million for 2003.
    In commenting on the results, Norman E. Wells, Jr., Sovereign's CEO stated: "Sovereign had a solid quarter. Our performance was highlighted by revenue and EBITDA growth in both segments when compared to last year's third quarter."
    The company will host a conference call on November 12, 2004 at 9:00 am. (Chicago time) to discuss these results. Details for the conference call are as follows:

    Dial-in: (913) 981-5559, code 557738
    Replay: (719) 457-0820, code 557738

    The replay will be available until November 19, 2004.



Income Statement Summary
------------------------
(Dollars in Millions)

                    Three months ended        Nine months ended
                      September 30              September 30
                      (un-audited)              (un-audited)
                ------------------------------------------------------
                  2004         2003          2004          2003
                 ------       ------        ------        ------
Net sales       $106.6 100.0% $98.7 100.0% $308.8 100.0% $281.1 100.0%
Cost of goods
 sold             75.5  70.9%  70.4  71.3%  218.5  70.7%  202.6  72.1%
                ------ ------ ----- ------ ------ ------ ------ ------
Gross profit      31.1  29.1%  28.3  28.7%   90.3  29.3%   78.5  27.9%
Selling, general
 and
 administrative
 expenses         19.0  17.8%  18.2  18.4%   56.1  18.2%   52.5  18.7%
                ------ ------ ----- ------ ------ ------ ------ ------
Operating income  12.1  11.3%  10.1  10.2%   34.2  11.1%   26.0   9.2%
Interest expense,
 net              (6.0)  5.6%  (6.3)  6.4%  (18.4)  6.0%  (19.1)  6.8%
                ------ ------ ----- ------ ------ ------ ------ ------
Income before
 income taxes      6.1   5.7%   3.8   3.8%   15.8   5.1%    6.8   2.4%
Income tax
 expense           0.3   0.3%   1.5   1.5%    1.8   0.6%    3.1   1.1%
                ------- ----- ------ ----- ------- ----- ------- -----
Net Income        $5.8   5.4%  $2.3   2.3%  $14.0   4.5%   $3.7   1.3%
                =======       ======       =======       =======



Selected Balance Sheet and Cash Flow Information
------------------------------------------------
(Dollars in Millions)
                             Sept. 30,       Dec. 31,     Sept. 30,
                                2004           2003          2003
                                                         (un-audited)
                             -----------------------------------------
Cash and cash equivalents       $11.5           $8.5          $6.7
Receivables                      64.1           51.2          60.9
Inventories                      31.7           26.6          31.2
Payables                         39.5           31.3          37.9
Total debt                     $208.1         $210.8        $224.6




                       Three months ended     Nine months ended
                          September 30          September 30
                          (unaudited)            (unaudited)
                   ---------------------------------------------------
                         2004       2003       2004        2003
                   ---------------------------------------------------
Depreciation
 and amortization        $2.2       $2.2       $6.9        $6.6
Capital expenditures      1.8        2.2        3.9         6.8





Reconciliation from Net Income to EBITDA, Adjusted EBITDA
---------------------------------------------------------
(Dollars in Millions)          Three months ended    Nine months ended
                                   September 30         September 30
                                   (unaudited)          (unaudited)
                              ----------------------------------------
                                   2004      2003      2004      2003
                              ----------------------------------------
Net income                         $5.8      $2.3     $14.0      $3.7
Income tax expense                  0.3       1.5       1.8       3.1
Interest expense                    6.1       6.3      18.4      19.1
                              ----------------------------------------
Operating income                  $12.1     $10.1      34.2      26.0
Depreciation and Amortization       2.2       2.2       7.0       6.6
                              ----------------------------------------
EBITDA                            $14.3     $12.3     $41.2      32.6
Costs not expected to occur in
 the future:
     Plant closure,
     reorganization and other       0.1       0.1       0.2       1.0
                              ----------------------------------------
Adjusted EBITDA                   $14.4     $12.4     $41.4      33.6
Adjusted EBITDA as a
 percentage of net sales           13.5%     12.6%     13.4%     12.0%


    Sovereign Specialty Chemicals, Inc. is a leading developer and supplier of high-performance specialty adhesives, coatings and sealants serving two primary business segments: Commercial and Construction. Since 1996, Sovereign has grown rapidly - through the strategic acquisition of established niche leaders - to become the largest privately owned adhesives manufacturer in the United States and one of the largest adhesives manufacturers in the world, public or private. Headquartered in Chicago, Illinois, USA, Sovereign comprises approximately 900 employees working in over 20 manufacturing and sales facilities worldwide to support thousands of customers. In 2003, Sovereign's revenues were $371.6 million.
    Sovereign's controlling investor is AEA Investors Inc., one of the most experienced private equity investment firms in the world. AEA's group of investors includes a global network of important business leaders, family groups, endowment funds, and select institutions.
    On October 7, 2004, Sovereign Specialty Chemicals, Inc. announced the signing of a definitive agreement for the sale of the company to Henkel Corporation for a transaction value of approximately $575 million. The acquisition, which has been approved by the boards of both companies, is subject to regulatory approvals and is expected to close this quarter. Following the closing of the transaction, Sovereign will become a wholly-owned subsidiary of Henkel.
    The non-GAAP measures, EBITDA and adjusted EBITDA data is presented because management uses EBITDA as a performance metric and we understand that such data are used by investors and other stakeholders to assess the performance of our fundamental business activities, our ability to service our indebtedness, working capital needs and capital expenditures. Nevertheless, this measure should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. In addition, the EBITDA measure included in this press release may not be comparable to similarly titled measures reported by other companies.

    Any forward-looking statements made in this release involve potential risks and uncertainties and are based on management's beliefs, information currently available to management and a number of management assumptions concerning future events. Actual results may vary materially due to changes in sales volumes, raw material and energy costs, foreign currency exchange rates, global economic demand, selling prices, competitive pressures, and changes in technology. Additional factors that may cause our actual results to vary are detailed in Sovereign's filings with the SEC, including the Form 10-K for the year ended December 31, 2003 and exhibit 99.1 to that report.

    CONTACT: Sovereign Specialty Chemicals, Inc.
             Terry D. Smith, 312-223-7972
             www.sovereignsc.com